As filed with the Securities and Exchange Commission on March 28, 2003.

Registration No. 333-103262

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HILB, ROGAL AND HAMILTON COMPANY

(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	54-1194795 (I.R.S. Employer Identification Number)

4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia  23060

 (Address of Principal Executive Offices)  (Zip Code)

________________________

HILB, ROGAL AND HAMILTON COMPANY

EXECUTIVE VOLUNTARY DEFERRAL PLAN

(Full Title of the Plan)

Walter L. Smith, Esq.

Senior Vice President, General Counsel and Secretary

Hilb, Rogal and Hamilton Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia  23060

(804) 747-6500

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

___________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Obligation	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1) Common Stock, no par value	$50,000,000 (2) --(5)	--(3) --(5)	$50,000,000 (2) --(5)	$4,600(4) --(5)

(1)

The Deferred Compensation Obligations are unsecured obligations of Hilb, Rogal and Hamilton Company to pay deferred compensation in the future in accordance with the terms of the Hilb, Rogal and Hamilton Executive Voluntary Deferral Plan, as amended and restated effective November 25, 2002.  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended,  this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purposes of calculating the registration fee.  Such estimate is based upon an estimate of aggregate compensation to be deferred by participants.

(3)

The proposed maximum offering price per obligation or share will be determined from time to time by the Registrant in connection with the issuance of the securities hereunder.

(4)

Calculated pursuant to Rule 457(o) of the Rules and Regulations under the Securities Act of 1933, as amended. The registrant paid the registration fee with the original filing of the registration statement.

(5)

Certain Deferred Compensation Obligations issued pursuant to the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan are paid in shares of Common Stock, no par value, of equal value.  No separate registration fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents previously filed by Hilb, Rogal and Hamilton Company (the “Registrant” or the “Company”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(1)

the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2001, File No. 0-15981;

(2)

the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 7, 2002 that have been incorporated by reference into the Form 10-K;

(3)

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, File No. 0-15981;

(4)

the Registrant’s Current Reports on Form 8-K, dated May 13, 2002 and July 1, 2002, File No. 0-15981; and

(5)

the description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, dated January 23, 2001, File No. 0-15981.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

The securities being registered are deferred compensation obligations (“Deferred Compensation Obligations”) and shares (“Shares”) of Common Stock of the Registrant payable with respect to certain Deferred Compensation Obligations of the Registrant under the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective

November 25, 2002  (the “Plan”).  Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The purpose of the Plan is to assist the Company in recruiting and retaining key executives.  The Plan provides certain key executives an opportunity to defer receipt of Salary and Incentive Payments (bonus and/or commissions) on a pre-tax basis.  Contributions to the Plan are eligible to receive tax-deferred earnings.

The Company put the Plan into effect on January 1, 2002.  On November 25, 2002, the Company’s Board of Directors amended and restated the Plan, which is attached as Exhibit 4.3 to this Registration Statement.

The Plan is a non-qualified plan that is not subject to the Internal Revenue Code limitations that apply to tax-qualified plans.  The Plan is not subject to any provisions of the Employment Retirement Income Securities Act of 1974, as amended.

Eligibility is limited to executive group members, subsidiary presidents, or other employees named or approved by the Compensation Committee of the Company’s Board of Directors.  Once an employee becomes eligible to participate, he or she remains eligible to participate in all future Plan Years.

Deferral elections can be made once each year with respect to any Salary and Incentive Payments.  Incentive Payments include any compensation paid to a Participant from an incentive plan or bonus or commission arrangement maintained by the Company.  A Participant may defer up to 75% of Salary and up to 100% of Incentive Payments for each Plan Year.

Participants have the ability to select among various Measurement Fund options to accrue earnings on a tax-deferred basis under the Plan.  Participants are allowed to invest annual Deferral Contributions among the available Measurement Funds.  They may also change any previous annual Deferral Contribution Measurement Fund election at any time.

The Measurement Funds are used for measurement purposes only.  A Participant’s election of any such Measurement Fund, the allocation to his or her Account, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account is not an actual investment of his or her Account in any such Measurement Fund.  In the event that the Company decides to itself invest funds in any or all of the Measurement Funds, or related investments, no Participant has any right to enter to such investments.  A Participant’s Account is at all times a bookkeeping entry only and does not represent any investment made on his or her behalf by the Company or the Trust (if applicable).  The Participant is at all times an unsecured creditor of the Company.

One of the Measurement Funds is the Company Stock Measurement Fund, whereby deferrals are directed to Deferred Stock Units.  A Participant’s Deferred Stock Unit Account will be treated as if it were invested in the Registrant’s Common Stock in accordance with the terms set forth in the Plan.  Amounts deferred into Deferred Stock Units must remain in the Company Stock Measurement Fund until distribution.

Previously, the Plan Participants could defer into a Deferred Cash Account and receive a fixed Rate of Return.  Current Participants who have deferrals in the Deferred Cash Account may leave previous deferrals in their Deferred Cash Accounts.  However, if a current Participant transfers deferrals from such account to one or more of the other available Measurement Funds, those deferrals may not be transferred back into the Deferred Cash Account.  In addition, the Deferred Cash Account is closed to all new deferrals, whether or not a Participant is a new or current Participant.

The Deferred Compensation Obligations incurred by the Registrant under the Plan are unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time.  The Plan is unfunded, and the Registrant is not required to set aside assets to be used for payment of the Deferred Compensation Obligations.  In addition, the right of the Registrant (and hence the rights of creditors of the Registrant, including Participants in the Plan) to participate in a distribution of the assets of a subsidiary of the Registrant upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan.  Participants may elect to receive a distribution from the Plan following Retirement in a lump sum or in annual installments over five, ten or fifteen years, or for short-term saving needs, at a date specified that is at least three Plan Years after the completion of the Plan Year in which the annual Deferral Contribution is actually deferred under the Plan.  One unplanned withdrawal or “accelerated payment election” is available to each Participant, but is subject to substantial penalty unless made due to an Unforeseeable Emergency.  Upon termination from the Company for reasons other than Retirement, Total and Permanent Disability or death, a Participant’s Account will be paid in a lump sum.  Upon the death of Participant while actively in service, the Participant’s Beneficiary will receive  the value of the Account in the form last elected by the Participant for the Pre-Retirement Survivor Benefit (either a lump sum or annual installment).  The Registrant is entitled to withhold all federal, state and local income, employment and other taxes required to be withheld by the Registrant in connection with payments to be made to Participants under the Plan.

The Plan provides that the Company may, but is not required to, establish a grantor trust  (the “Trust”) which may be used to hold assets of the Company to be maintained as reserves against the Company’s unfunded, unsecured obligations under the Plan.  The Company may appoint one or more individuals or corporations to act as Trustee.  The Company may remove the Trustee and appoint a successor Trustee at any time.  The Trustee’s responsibility would be limited to holding and investing the assets of the Trust in its possession and voting the Common Stock it holds in its discretion as a fiduciary.  No Participant or Beneficiary would have any right, title or interest in or to, any Trust assets (and all such assets shall remain subject to the claims of the Company’s creditors).

Neither the Participant nor his or her Beneficiary has any right to sell, assign, transfer or otherwise convey the right to receive any payments under the Plan or any interest in the Plan, which payments and interest are expressly declared to be non-assignable and non-transferable.  The interests of each Participant under the Plan are not subject to the claims of the Participant’s creditors.

The Registrant reserves the right to amend or terminate the Plan, provided that any such amendment does not decrease or restrict the value of a Participant’s account balance under the Plan in existence at the time the amendment is made.  Moreover, the Registrant reserves the right to unilaterally shorten the Deferral Period of any Participant, if it determines that to do so will be fair and equitable to the Participant.

Item 5.

Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that (i) the Deferred Compensation Obligations, when issued pursuant to the terms and conditions of the Plan, will be legal, valid and binding obligations of the Registrant and (ii) any Shares which are original issue securities, when paid pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.  Julious P. Smith, Jr., a principal in Williams Mullen, is a director of the Registrant and beneficially owned an aggregate of 26,416 shares of Common Stock as of February 12, 2003.  Other attorneys employed by the firm beneficially owned an aggregate of 2,736 shares of the Registrant’s Common Stock as of February 12, 2003.

Item 6.

Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met.  In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances.  In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit.  Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.  Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law.  In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1

Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3, File No. 33-56488.*

4.2

Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-K for the year ended December 31, 1998, File No. 0-15981.*

4.3

Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective November 25, 2002.*

4.4

Form of Common Stock Certificate, incorporated by reference to Exhibit 1 of the Registrant’s Form 8-A Registration Statement, filed June 12, 1987, File No. 0-15981.*

5.1

Opinion of Williams Mullen.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).*

23.2

Consent of Ernst & Young LLP.**

24

Powers of Attorney (included on Signature Page).*

____________

*Previously Filed

**Filed Herewith

Item 9.

Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henrico County, Commonwealth of Virginia, on this 28th day of March 2003.

HILB, ROGAL AND HAMILTON COMPANY

By:

                *

Andrew L. Rogal

Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Andrew L. Rogal	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2003
* Carolyn Jones	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 28, 2003
* Robert W. Blanton, Jr.	Vice President and Controller (Principal Accounting Officer)	March 28, 2003
Robert H. Hilb	Chairman Emeritus and Director	March 28, 2003
* Martin L. Vaughan, III	President, Chief Operating Officer and Director	March 28, 2003
* Timothy J. Korman	Executive Vice President, Finance and Administration and Director	March 28, 2003
/s/ Thomas A. Golub Thomas A. Golub	Executive Vice President and Director	March 28, 2003

Signature	Title	Date
/s/ Theodore L. Chandler, Jr. Theodore L. Chandler, Jr.	Director	March 28, 2003
/s/ Norwood H. Davis, Jr. Norwood H. Davis, Jr.	Director	March 28, 2003
/s/ Robert W. Fiondella Robert W. Fiondella	Director	March 28, 2003
/s/ J.S.M. French J.S.M. French	Director	March 28, 2003
/s/ Anthony F. Markel Anthony F. Markel	Director	March 28, 2003
Thomas H. O’Brien	Director	March 28, 2003
/s/ Julious P. Smith, Jr. Julious P. Smith, Jr.	Director	March 28, 2003
/s/ Robert S. Ukrop Robert S. Ukrop	Director	March 28, 2003

* Walter L. Smith, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.

Date: March 28, 2003

/s/ Walter L. Smith

Walter L. Smith

Attorney-in-Fact

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit

Number

Description of Exhibit

4.1

Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3, File No. 33-56488.*

4.2

Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-K for the year ended December 31, 1998, File No. 0-15981.*

4.3

Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated effective November 25, 2002.*

4.4

Form of Common Stock Certificate, incorporated by reference to Exhibit 1 of the Registrant’s Form 8-A Registration Statement, filed June 12, 1987, File No. 0-15981.*

5.1

Opinion of Williams Mullen.*

23.1

Consent of Williams Mullen (included in Exhibit 5.1).*

23.2

Consent of Ernst & Young LLP.**

24

Powers of Attorney (included on Signature Page).*

____________

*Previously Filed

**Filed Herewith